Exhibit 4

BALANCE SHEET

Japan Bank for International Cooperation (as the international arm of JFC) (unaudited)

	March 31, 2010	March 31, 2009	March 31, 2010
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Assets:
Cash and due from banks	¥455,113	¥239,218	$4,892
Cash	0	0	0
Due from bank	455,112	239,218	4,892

Securities	44,280	10,920	476
Other securities	44,280	10,920	476

Loans and bills discounted	8,771,342	7,243,068	94,275
Loans on deeds	8,771,342	7,243,068	94,275
Other assets	724,223	698,794	7,784
Prepaid expenses	225	253	2
Accrued income	30,685	44,979	330
Derivatives other than for trading-assets	693,022	633,638	7,449
Other	290	19,923	3

Property, plant and equipment	37,903	38,307	407
Buildings	3,554	3,798	38
Land	33,881	33,881	364
Lease assets	79	97	1
Construction in progress	90	123	1
Other	296	405	3
Intangible assets	2,320	2,821	25
Software	2,025	2,330	22
Lease assets	259	343	3
Other	34	147	0

Customers’ liabilities for acceptances and guarantees	1,977,071	1,650,329	21,250
Allowance for loan losses	(145,354)	(126,500)	(1,562)

Total assets	¥11,866,899	¥9,756,961	$127,547

	March 31, 2010	March 31, 2009	March 31, 2010
	(In millions of yen)	(In millions of yen)	(In millions of U.S. dollars)
Liabilities:
Borrowed money	¥5,267,246	¥4,019,847	$56,613
Borrowings	5,267,246	4,019,847	56,613
Bonds payable	2,598,954	2,093,214	27,934
Other liabilities	56,394	35,448	606
Accrued expenses	32,809	28,175	353
Unearned revenue	21,534	5,250	231
Derivatives other than for trading-liabilities	1,598	1,477	17
Lease obligations	356	463	4
Other	94	80	1
Provision for bonuses	511	581	5
Provision for directors’ bonuses	6	7	0
Provision for retirement benefits	11,872	11,611	128

Provision for directors’ retirement benefits	17	5	0
Acceptances and guarantees	1,977,071	1,650,329	21,250

Total liabilities	¥9,912,072	¥7,811,046	$106,536

Net Assets:
Capital Stock	¥1,055,500	¥1,035,500	$11,345
Retained earnings	759,218	739,430	8,160
Legal retained earnings	726,011	712,592	7,803
Other retained earnings	33,207	26,838	357
Retained earnings brought forward	33,207	26,838	357

Total shareholders’ equity	1,814,718	1,774,930	19,505

Valuation and difference on available for sale securities	(687)	(1,064)	(7)
Deferred gains or losses on hedges	140,795	172,049	1,513

Valuation and translation adjustments	140,107	170,984	1,506

Total net assets	¥1,954,826	¥1,945,915	$21,011

Total liabilities and net assets	¥11,866,899	¥9,756,961	$127,547

STATEMENTS OF OPERATIONS

Japan Bank for International Cooperation (as the international arm of JFC) (unaudited)

	March 31, 2010	March 31, 2009	March 31, 2010
	In millions of yen	In millions of yen	In millions of U.S. dollars
Ordinary income:	¥191,178	¥97,740	$2,055
Interest income	179,396	93,554	1,928
Interest on loans and discounts	143,212	93,512	1,539
Interest on deposit with banks	547	42	6
Interest on interest swaps	35,617	—	383
Other interest income	19	0	0
Fees and Commissions	11,144	3,697	120
Other fees and commissions	11,144	3,697	120
Other ordinary income	33	259	0
Income from derivatives other than for trading or hedging	—	259	—
Other	33	—	0
Other income	604	229	7
Other	604	229	7
Ordinary expenses:	163,355	77,810	1,756
Interest expenses	122,322	66,011	1,315
Interest on borrowings and rediscounts	58,349	24,392	627
Interest on bonds	63,973	28,806	688
Interest on interest swaps	—	12,812	—
Fees and commissions payments	1,107	578	12
Other fees and commissions	1,107	578	12
Other ordinary expenses	4,679	2,852	50
Loss on foreign exchange transactions	3,416	2,738	37
Amortization of bond issuance cost	854	—	9
Expenses on derivatives other than for trading or hedging	68	—	1
Other	340	114	3
General and administrative expenses	16,392	8,145	176
Other expenses	18,854	222	203
Provision of allowance for loan losses	18,853	195	203
Losses on devaluation of stocks and other securities	—	12	—
Other	0	14	0
Ordinary income	27,823	19,929	299
Extraordinary income	5,388	6,947	58
Gain on disposal of noncurrent assets	0	0	0
Recoveries of written-off claims	5,387	2,372	58
Gain on debt assumption agreement	—	4,575	—
Other	—	0	—
Extraordinary losses	3	39	0
Loss on disposal of noncurrent assets	3	39	0
Net income	¥33,207	¥26,838	$357

STATEMENTS OF CASH FLOWS

Japan Bank for International Cooperation (as the international arm of JFC) (unaudited)

	March 31, 2010	March 31, 2009	March 31, 2010
	In millions of yen	In millions of yen	In millions of U.S. dollars
Net cash used in operating activities
Net income	¥33,207	¥26,838	$357
Depreciation and amortization	1,775	888	19
Increase in allowance for loan losses	18,853	187	202
Increase (Decrease) in provision for bonuses	(70)	23	(1)
Increase (Decrease) in provision for directors’ bonuses	(1)	7	(0)
Increase in provision for retirement benefits	260	272	3
Increase in provision for directors’ retirement benefits	11	5	0
Gain on fund management	(179,396)	(93,554)	(1,928)
Financing expenses	122,322	66,011	1,315
Loss (Gain) related to securities	(215)	26	(2)
Foreign exchange losses	5,650	7,599	61
Loss on disposal of noncurrent assets	3	38	0
Net increase in loans and bills discounted	(1,528,273)	(432,602)	(16,426)
Net increase in borrowed money	1,247,399	577,763	13,407
Net increase in deposit	(210,000)	—	(2,257)
Increase (Decrease) in straight bonds-issuance and redemption	504,973	(119,462)	5,427
Proceeds from fund management	193,180	101,269	2,076
Payments for finance	(116,979)	(72,950)	(1,257)
Other	(73,150)	(86,742)	(786)
Subtotal	19,550	(24,379)	210
Net cash used in operating activities	19,550	(24,379)	210
Net cash used in investing activities
Purchase of securities	(13,634)	(1,304)	(146)
Proceeds from sales of securities	38	—	0
Purchase of property, plant and equipment	(164)	(220)	(2)
Proceeds from sales of property, plant and equipment	1	1	0
Purchase of intangible assets	(706)	(216)	(7)
Net cash used in investing activities	(14,464)	(1,740)	(155)
Net cash provided by financing activities
Proceeds from issuance of common stock	20,000	30,000	214
Repayments of lease obligations	(121)	(59)	(1)
Payment to national treasury	(13,419)	—	(144)
Net cash provided by financing activities	6,459	29,940	69
Effect of exchange rate change on cash and cash equivalents	(5,650)	(7,598)	(61)
Net increase (decrease) in cash and cash equivalents	5,894	(3,778)	63
Cash and cash equivalents at the beginning of period	239,218	242,997	2,571
Cash and cash equivalents at the end of period	¥245,113	¥239,218	$2,634

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